Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist
Senior Manager, Investor Relations
(603) 773-1212
TIMBERLAND REPORTS FOURTH-QUARTER RESULTS
STRATHAM, NH, February 7, 2007 — The Timberland Company (NYSE: TBL) today reported fourth-quarter net income of $38.3 million and diluted earnings per share (EPS) of $0.61. Fourth quarter diluted EPS was $0.65 when adjusted to exclude restructuring costs. These results compare to fourth-quarter 2005 net income of $46.9 million and diluted EPS of $0.71, or $0.70 when adjusted to exclude restructuring and related costs and include stock option and employee stock purchase plan expenses.
For the full-year 2006, net income was $106.4 million and diluted EPS was $1.67. Full-year diluted EPS was $1.71 when adjusted to exclude restructuring costs. These results compare to full-year 2005 net income of $164.6 million and diluted EPS of $2.43, or $2.35 when adjusted to exclude restructuring and related costs and include stock option and employee stock purchase plan expenses.
•	Fourth-quarter revenue was up 4.9% as declines in boots and kids’ sales were offset by gains in new brands (including SmartWool®), Timberland PRO® series, outdoor performance footwear and Timberland ® apparel and accessories. Foreign exchange rate changes increased fourth-quarter 2006 revenues by approximately $9 million, or 2.0% due to the strength of the Euro and the British Pound, and increased profitability by approximately $3 million.

•	International revenue increased 17.4%, or 11.3% on a constant dollar basis, supported by strong growth in Europe, Asia and Canada. U.S. revenues decreased 1.0%, impacted by unseasonably warm weather trends which added to anticipated pressures on boots and kids’ sales and offset benefits from the addition of the SmartWool® brand to the Company’s product portfolio and gains in key expansion categories such as Timberland PRO® series footwear.
•	Fourth-quarter results reflected global gains in apparel and accessories revenue, which offset modest declines in global footwear sales. Apparel and accessories revenue expanded 26.1% to $130.1 million, supported by the addition of the SmartWool ® brand and growth in Timberland ® brand sales globally. Global footwear revenue fell 0.9% to $354.2 million as declines in boots and kids’ sales offset gains in Timberland PRO ® series, outdoor performance and casual footwear.

•	Global wholesale revenue increased 8.4% to $339.8 million reflecting strong sales in apparel and accessories. Worldwide consumer direct revenue decreased 2.3% to $148.4 million, impacted by unseasonably warm weather conditions in the U.S. and Europe which contributed to an 11.8% decline in comparable store sales.

•	Operating profit for the quarter was $57.5 million, down 17.8% from $70.0 million in the prior year. Operating profit excluding restructuring costs was $60.6 million, down approximately 12% versus comparable prior year levels adjusted to include stock option and employee stock purchase plan expenses. Profit declines were driven by anticipated pressures on gross margins and cost growth related to investments in growth strategies, including global business expansion and development of Timberland’s brand portfolio.

•	Timberland repurchased approximately 824 thousand shares in the fourth quarter at a total cost of $25.2 million. It ended the quarter with $181.7 million in cash and no debt. Inventory at quarter end was $186.8 million, up 11.7% versus 2005 fourth-quarter levels. Inventory growth was primarily driven by increases in international operations, in part reflecting a strategic decision to increase inventory support in key markets like Asia in advance of critical retail selling periods, compared to less than optimal prior year levels. Inventory growth was also impacted by higher year-end levels in retail stores in the U.S. and Europe reflecting unseasonably warm weather this holiday season. Accounts receivable increased 21.1% to $204.4 million, impacted by later timing of shipments in the quarter.

•	For 2007, the Company is targeting solid growth across its casual, outdoor and industrial categories. The Company is also committed to improving performance in its boots and kids’ businesses, supported by a disciplined product supply and distribution strategy that is aligned with the premium position the Company seeks to maintain with consumers. In this context, the Company expects to see significant sales declines in boots and kids’ sales in 2007, likely in excess of $100 million globally. These impacts will likely limit overall Timberland revenue to prior year levels for the full year.

•	Lower boots and kids’ sales and impacts from higher relative product costs will place continued pressure on operating margins, with expectations for full-year declines in the range of 300 basis points compared to prior year levels excluding restructuring costs. The Company expects sales and operating margin pressures will be greater early in 2007 given warm winter weather conditions, the lapping of prior year results and macro factors such as the implementation of EU anti-dumping duties. The Company estimates these factors will contribute to a decline in operating profits excluding restructuring costs in the range of $40 million in the first half of 2007, with most of this decline in the first quarter.

•	As a result of the recently announced decision to license Timberland’s North America wholesale apparel business, Timberland will incur a pre-tax restructuring charge in the range of $4 million in 2007 to cover severance, outplacement services and asset disposal costs associated with implementation of this strategy. The Company anticipates that this action will result in cost savings in the range of $4 to $5 million in 2007, weighted towards the second half of the year. These savings have been factored into the Company’s financial outlook.

•	The Company believes that continued global expansion of the brand, development of new brand platforms and expansion of its consumer direct platform globally are critical to the execution of its growth strategy and will continue investing in these platforms.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “2006 was an eventful year for Timberland. We continued to expand our brand portfolio through the successful addition of businesses such as SmartWool ® and made solid progress in developing our relationship with consumers across casual, outdoor and industrial usage occasions. We also managed significant pressures in our boots and kids’ business in the face of evolving fashion trends and unseasonable selling conditions.
“Through these changes, we have remained committed to our mission and values as an enterprise and brand. We recognize that to capture our full potential, we will need to take aggressive steps to better serve our consumers and improve our performance. In this context, we have aligned our company’s organizational leadership against our target consumers and have advanced key actions, including the licensing of our Timberland North America apparel business, to maximize our brand’s potential.
“We are optimistic about Timberland’s future and believe the strategies we are advancing to move closer to the consumer and leverage our strengths in product innovation will enable us to capture the significant growth potential we see for the Timberland brand and enterprise.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss fourth-quarter results tomorrow at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617.786.2903 and providing access code number 55419482. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland ® , Timberland PRO ® , SmartWool ® , Timberland Boot Company™, Miôn™, GoLite ® and Howies ® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland ® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This press release also includes discussion of constant dollar revenue changes, diluted EPS excluding restructuring and related costs, diluted EPS adjusted to exclude restructuring and related costs and include stock option and employee stock purchase plan expenses and operating income excluding restructuring costs and including stock option and employee stock purchase plan expenses which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on February 8, 2007.
# # #

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31,	December 31,
	2006	2005

Assets
Current assets
Cash and equivalents	$181,698	$213,163
Accounts receivable, net	204,405	168,831
Inventory, net	186,765	167,132
Prepaid expense	40,742	33,502
Deferred income taxes	21,730	26,934
Derivative assets	176	6,044

Total current assets	635,516	615,606

Property, plant and equipment, net	94,640	82,372

Deferred income taxes	14,536	—

Goodwill and intangible assets, net	87,582	80,412

Other assets, net	10,831	10,264

Total assets	$843,105	$788,654

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$110,031	$97,294
Accrued expense and other current liabilities	122,394	101,842
Income taxes payable	33,874	44,210
Derivative liabilities	2,925	—

Total current liabilities	269,224	243,346

Deferred compensation and other long-term liabilities	13,064	16,046

Deferred income taxes	—	1,075

Stockholders’ equity	560,817	528,187

Total liabilities and stockholders’ equity	$843,105	$788,654

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Revenue	$488,223	$465,288	$1,567,619	$1,565,681
Cost of goods sold	261,667	240,882	825,483	788,776

Gross profit	226,556	224,406	742,136	776,905

Operating expense
Selling	129,012	120,205	453,026	417,441
General and administrative	36,981	32,527	125,549	109,831
Restructuring and related costs	3,048	1,720	3,868	4,251

Total operating expense	169,041	154,452	582,443	531,523

Operating income	57,515	69,954	159,693	245,382

Other income/(expense)
Interest income/(expense), net	(497)	601	966	3,335
Other, net	995	98	3,082	336

Total other income/(expense)	498	699	4,048	3,671

Income before provision for income taxes	58,013	70,653	163,741	249,053

Provision for income taxes	19,670	23,773	57,309	84,429

Net income	$38,343	$46,880	$106,432	$164,624

Earnings per share
Basic	$0.63	$0.73	$1.70	$2.48
Diluted	$0.61	$0.71	$1.67	$2.43

Weighted-average shares outstanding
Basic	61,341	64,644	62,510	66,325
Diluted	62,526	65,913	63,690	67,744

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Twelve Months Ended
	December 31,	December 31,
	2006	2005
Cash flows from operating activities:
Net income	$106,432	$164,624
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(10,008)	(10,361)
Share-based compensation	21,584	7,054
Depreciation and other amortization	27,885	24,475
Tax benefit/(expense) from share-based compensation, net of excess benefit	(95)	7,057
Other non-cash charges/(credits)	(2,327)	2,451
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(27,681)	(11,723)
Inventory	(16,315)	(32,502)
Prepaid expense	(5,007)	(7,728)
Accounts payable	9,728	51,893
Accrued expense	17,790	(22,250)
Income taxes payable	(10,296)	9,292

Net cash provided by operating activities	111,690	182,282

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(6,381)	(81,807)
Additions to property, plant and equipment	(36,590)	(26,172)
Other	(4,409)	248

Net cash used by investing activities	(47,380)	(107,731)

Cash flows from financing activities:
Common stock repurchases	(120,719)	(181,469)
Issuance of common stock	16,407	20,838
Excess tax benefit from share-based compensation	4,406	—

Net cash used by financing activities	(99,906)	(160,631)

Effect of exchange rate changes on cash and equivalents	4,131	(9,873)

Net decrease in cash and equivalents	(31,465)	(95,953)
Cash and equivalents at beginning of period	213,163	309,116

Cash and equivalents at end of period	$181,698	$213,163

THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Dollars in Thousands)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	December 31,		December 31,	December 31,
	2006	2005	Change	2006	2005	Change
Revenue by Segment:
U.S. Wholesale	$225,724	$221,748	1.8%	$639,987	$659,784	-3.0%
U.S. Consumer Direct	85,510	92,746	-7.8%	197,667	212,645	-7.0%
Total U.S.	311,234	314,494	-1.0%	837,654	872,429	-4.0%

International	$176,989	$150,794	17.4%	$729,965	$693,252	5.3%

Revenue by Product:
Footwear	$354,237	$357,451	-0.9%	$1,126,931	$1,200,089	-6.1%
Apparel and Accessories	130,069	103,165	26.1%	422,435	348,875	21.1%
Royalty and Other	3,917	4,672	-16.2%	18,253	16,717	9.2%

Revenue by Channel:
Wholesale	$339,819	$313,350	8.4%	$1,191,618	$1,177,970	1.2%
Consumer Direct	148,404	151,938	-2.3%	376,001	387,711	-3.0%

Comparable Store Sales:
Domestic Retail	-12.1%	-0.1%		-9.6%	-0.8%
Global Retail	-11.8%	1.7%		-8.7%	1.1%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL COMPANY AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Dollars in Thousands)
Total Company Revenue Reconciliation:

	For the Three Months		For the Twelve Months
	Ended December 31, 2006		Ended December 31, 2006
	$ Change	% Change	$ Change	% Change

Revenue increase	$22,935	4.9%	$1,938	0.1%
Increase due to foreign exchange rate changes	9,220	2.0%	2,893	0.2%

Revenue increase/(decrease) in constant dollars	$13,715	2.9%	$(955)	-0.1%
International Revenue Reconciliation:

	For the Three Months		For the Twelve Months
	Ended December 31, 2006		Ended December 31, 2006
	$ Change	% Change	$ Change	% Change

Revenue increase	$26,195	17.4%	$36,713	5.3%
Increase due to foreign exchange rate changes	9,220	6.1%	2,893	0.4%

Revenue increase in constant dollars	$16,975	11.3%	$33,820	4.9%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
AND INCLUDING SHARE-BASED EMPLOYEE COMPENSATION COSTS
RELATED TO STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Diluted EPS, as reported	$0.61	$0.71	$1.67	$2.43
Per share impact of restructuring and related costs	0.04	0.02	0.04	0.04

Diluted EPS excluding restructuring and related costs	0.65	0.73	1.71	2.47
Per share impact of share-based employee compensation costs related to stock option and employee stock purchase plans	—	(0.03)	—	(0.12)

Diluted EPS excluding restructuring and related costs and including share-based employee compensation costs related to stock option and employee stock purchase plans	$0.65	$0.70	$1.71	$2.35

THE TIMBERLAND COMPANY
RECONCILIATION OF OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND
INCLUDING SHARE-BASED EMPLOYEE COMPENSATION COSTS
RELATED TO STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS
(Dollars in Thousands)

	For the Three Months Ended
	December 31, 2006	December 31, 2005	Change
Operating income, as reported	$57,515	$69,954
Add: Restructuring and related costs included in reported operating income	3,048	1,720

Operating income excluding restructuring and related costs	60,563	71,674
Add: Share-based employee compensation costs included in reported operating income	—	3,263
Deduct: Total share-based employee compensation costs determined under fair value based method for all awards	—	(6,061)

Operating income excluding restructuring and related costs and including share-based employee compensation costs related to stock option and employee stock purchase plans	$60,563	$68,876	-12%